                                   Exhibit 11

                Statement Re: Computation of Earnings Per Share



                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

                               Earnings Per Share

                                                       For the Year Ended December 31
                                                       1995         1994         1993
                                                    -----------  -----------  -----------
PRIMARY:
- - --------
Average Number of Common Shares                      11,844,450   11,907,799   11,922,521
Average Number of Common Share Equivalents               84,132       85,263       82,162
                                                    -----------  -----------  -----------
Average Shares and Share Equivalents Outstanding     11,928,582   11,993,062   12,004,683
                                                    ===========  ===========  ===========


Income before Cumulative Effect of
  Accounting Change                                 $28,079,000  $24,902,000  $20,377,000
Cumulative Effect of Accounting Change                                          1,329,000
                                                    -----------  -----------  -----------
Net Income                                           28,079,000   24,902,000   21,706,000
Preferred Dividends
                                                    -----------  -----------  -----------
Available to Common Shares                          $28,079,000  $24,902,000  $21,706,000
                                                    ===========  ===========  ===========

Earnings Per Common Share:
Income before Cumulative Effect of
  Accounting Change                                       $2.35        $2.08        $1.71
Cumulative Effect of Accounting Change                                               0.11
                                                    -----------  -----------  -----------
Net Income                                                $2.35        $2.08        $1.82
                                                    ===========  ===========  ===========

FULLY DILUTED:
- - --------------
Average Number of Common Shares                      11,844,450   11,907,799   11,922,521
Average Number of Common Share Equivalents               97,916       85,263      100,126
                                                    -----------  -----------  -----------
Average Shares and Share Equivalents Outstanding     11,942,366   11,993,062   12,022,647
                                                    ===========  ===========  ===========


Income before Cumulative Effect of
  Accounting Change                                 $28,079,000  $24,902,000  $20,377,000
Cumulative Effect of Accounting Change                                          1,329,000
                                                    -----------  -----------  -----------
Net Income                                          $28,079,000  $24,902,000  $21,706,000
Preferred Dividends
                                                    -----------  -----------  -----------
Available to Common Shares                          $28,079,000  $24,902,000  $21,706,000
                                                    ===========  ===========  ===========

Earnings Per Common Share:
Income before Cumulative Effect of
  Accounting Change                                       $2.35        $2.08        $1.69
Cumulative Effect of Accounting Change                                               0.11
                                                    -----------  -----------  -----------
Net Income                                                $2.35        $2.08        $1.80
                                                    ===========  ===========  ===========